Exhibit 10.39
December 31, 2007
VIA HAND DELIVERY
John R. Sluis
53 Patrick Way
Half Moon Bay, CA 94019
Re:	Terms of Separation and Consultancy
Dear John:
          This letter confirms the agreement (“Agreement”) between you and Cepheid (“the Company”) (collectively, the “Parties”) concerning the terms of your retirement and the consulting arrangement described herein in exchange for a general release of claims and covenant not to sue.
          1. Employment Termination Date: As a result of your retirement, your last day of employment with the Company will be December 31, 2007 (the “Employment Termination Date”).
          2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that, as of the Employment Termination Date, you have received all wages, salary, bonuses (other than the Bonus (as defined below)), commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company in connection with your employment as of the Employment Termination Date. By signing below, you acknowledge that the Company does not owe you any other amounts with respect to your employment.
          3. Terms of Separation and Consulting Arrangement: You and the Company hereby agree as follows:
               a. Consulting Services: Following the Employment Termination Date and continuing until December 31, 2008 (the “Separation Date”) (such period, the “Consulting Period”), you will make yourself available, on an as-requested basis, for up to 15 hours per week to consult with, advise, and answer questions from the Company’s management (the “Services”).
               b. Compensation: During the Consulting Period, in consideration for the Services, the Company will pay you an amount equivalent to your current base salary of an aggregate annual amount of $324,000 (the “Consulting Rate) payable on the Company’s normal pay dates for its consultants.
               c. Bonus: The Company will pay you the portion of your 2007 bonus, if any (the “Bonus”), awarded to you with respect to the Company’s 2007 Executive Incentive Plan (the “Plan”), the amount of which shall be determined pursuant to the terms of the Plan. Such Bonus will be payable at such time as bonuses are distributed to the Company’s officers pursuant to the Plan.
               d. Stock Vesting: Pursuant to the Company’s 1997 and 2006 Equity Incentive Plans, you were granted options to purchase 452,000 shares of the Company’s common stock (the “Options”). As of the Employment Termination Date, the Options will have vested as to 343,720 shares and will remain unvested as to 108,280 shares (the “Unvested Shares”).
i.	During the Consulting Period, the Unvested Shares will continue to vest and become exercisable according to the schedules set forth in each such Option. On the Separation Date, such vesting will cease, and no shares (other than as provided in the next paragraph) will vest following the Separation Date.

ii.	On the Separation Date, provided that you have completed the Services to the satisfaction of the Chief Executive Officer of the Company, as determined in his sole discretion, an additional 24,000 then Unvested Shares subject to the Options will accelerate and become vested and exercisable.
          You will have 90 days following the Separation Date to exercise any vested Options not previously exercised.
               e. COBRA: Upon your timely election following the Employment Termination Date to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health benefits plan, the Company will pay the insurance premiums to continue your existing health benefits during the Consulting Period. You must continue to pay the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
          By signing below, you acknowledge that you are receiving certain benefits outlined in this Section 3 partially in consideration for waiving your rights to claims referred to in this Agreement, and that you would not otherwise be entitled to such benefits.
          4. Change of Control Benefits:
               a. From the Employment Termination Date through September 30, 2008: Pursuant to its terms, your eligibility to receive benefits under the Change of Control Agreement will terminate upon the Employment Termination Date. Notwithstanding the foregoing, in the event that the Company undergoes a “Change of Control” (as defined in the Change of Control Agreement) on a date that is after the Employment Termination Date but on or before September 30, 2008, and provided you execute a general release and waiver of claims and covenant not to sue substantially in the form as that set forth in Sections 7 and 8 below, the Consulting Period shall terminate and:
i.	all of the Unvested Shares subject to your Options will become fully vested and exercisable immediately prior to the effective date of the Change of Control and you will have 90 days following such date to exercise any such shares not previously exercised, and

ii.	you will receive a lump sum cash payment in an amount equal to the aggregate amount you would have received if you had been paid at the Consulting Rate from the date of the Change of Control through March 31, 2009.
Such benefits will be in lieu of any benefits set forth in Sections 3(b), 3(d) and 3(e) hereof, but will be in addition to any Bonus awarded to you pursuant to Section 3(c) hereof.
               b. On and after October 1, 2008: Beginning on October 1, 2008, you will not be eligible to receive any benefits set forth in this Section 4.
          5. Return of Company Property: You hereby warrant to the Company that, on or prior to the Employment Termination Date, you will have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
          6. Confidential Information: You hereby acknowledge and agree that: (a) you are bound by the attached Employee Confidential Information and Inventions Agreement dated June 4, 2002, and will continue to be bound by it following the Employment Termination Date; (b) as a result of your employment and contemplated consulting arrangement with the Company, you have had and, until the Separation Date, will continue to have access to the Company’s Proprietary Information (as defined in the attached agreement); and (d) you will hold all Proprietary Information in strictest confidence and will not make use of such Proprietary Information on behalf of anyone. You further confirm that, on or prior to the Separation Date, you will have returned to the Company all documents and data of any nature containing or pertaining to such Proprietary Information, and that you will not take with you any such documents or data or any reproduction thereof.

          7. General Release and Waiver of Claims:
          The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
          By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
               You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
          8. Covenant Not to Sue:
          To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.
          Nothing in this section shall prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency.
          Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
          9. Independent Contractor Status: During the Consulting Period, you will be an independent contractor and not an agent or employee of, and will have no authority to bind, the Company, by contract or otherwise. You will perform the Services as requested by, and under the general direction of, the Company, but will determine, in your sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that you will at all times comply with applicable law. You will report as self-employment income all compensation received by you pursuant to this Agreement. You will hold the Company harmless from all claims, damages, or losses relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by you during the Consulting Period pursuant to this Agreement. Other than as set forth in Section 3 hereof, you will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for the Company’s employees.

          10. Nondisparagement: You agree that you will not disparage Releasees or their business, financial performance or reporting practices, products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.
          11. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the Parties agree to arbitrate, in Santa Clara County before JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.
          12. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
          13. Confidentiality: Until this Agreement is filed with the U.S. Securities and Exchange Commission by the Company pursuant to applicable securities laws, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. Until such date, you agree that if you are asked for information concerning this settlement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
          14. No Solicitation: For a period of one (1) year following the Separation Date, you agree that you will not, directly or indirectly, solicit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity.
          15. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.
          16. Entire Agreement: This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements (including, but not limited to, your May 31, 2002 Amended Offer of Employment from the Company), whether written or oral, relating to such subject matter, other than the confidentiality agreement referred to in paragraph 6 above, the Options, any other equity incentive agreements, and the Change of Control Agreement, each as modified hereby. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.
          17. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the Parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

          18. Modification: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the Parties.
          19. Review of Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this Agreement and that the compensation to be paid to you pursuant to Paragraph 3 will be paid only after that seven (7) day revocation period.
          20. Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you.
          If you agree to the terms outlined in this letter, please sign this letter below no earlier than the Employment Termination Date, and also sign the attached copy and return it to me.

Sincerely, Cepheid
By:	/s/ John L. Bishop
John L. Bishop
Chief Executive Officer

READ, UNDERSTOOD AND AGREED
/s/ John R. Sluis	Date: 12/31/07
John R. Sluis

CEPHEID
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT
          In partial consideration and as a condition of my employment or continued employment with Cepheid, a California corporation (which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the “Company”), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:
     1. NONCOMPETITION
          During my employment with the Company, I will perform for the Company such duties as it may designate from time to time and will devote my full time and best efforts to the business of the Company and will not, without the prior written approval of (i) an officer of the Company if I am not an executive officer of the Company or (ii) the Board of Directors of the Company if I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company.
     2. CONFIDENTIALITY OBLIGATION
          I will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Company employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of the Company. “Confidential Information” is all information related to any aspect of the business of the Company which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information includes inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works; developmental or experimental work, processes, techniques, improvements, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, and customer lists.
     3. INFORMATION OF OTHERS
          I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. I will not, during my employment with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.
     4. COMPANY PROPERTY
          All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that I possess or create as a result of my Company employment, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of my employment, I will promptly deliver all such -materials to the Company and will sign and deliver to the Company the “Termination. Certificate” attached hereto as Exhibit A.
     5. OWNERSHIP OF INVENTIONS
          All inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developments, processes, techniques, improvements, and related know-how which result flow work performed by me, alone or with others, on behalf of the Company or from access to the Company Confidential Information or property whether or not patentable, copyrightable, or qualified for mask work protection (collectively “Inventions”) shall be the property of the Company, and, to the extent permitted by law, shall be “works made for hire.” I hereby assign and agree to assign to the Company or its designee, without further consideration, my entire right, title, and interest in and to all Inventions, other than those described in Paragraph 6 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. I will disclose promptly and in writing to the individual designated by the Company or to my immediate supervisor all Inventions which I have made or reduced to practice. During my employment and for four years after, I will assist the Company (at its expense) to obtain and enforce patents, copyrights, mask work rights, and other fonts of intellectual property protection on Inventions.
     6. EXCLUDED INVENTIONS
          Attached is a list of all inventions, improvements, and original works of authorship which I desire to exclude from this Agreement, each of which has been made or reduced to practice by me prior to my employment by the Company. I understand that this Agreement requires disclosure, but not assignment, of any invention that qualifies under Section 2870 of the California Labor Code, which reads:
“Any provision in an employment agreement which provides that an employee shall assign or Offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employees equipment, supplies; facilities, or trade secret information except for those inventions that either:
a) relate at the time of conception or reduction to practice of the invention to the employer’s business or actual or demonstrably anticipated research or development of the employer, or
b) result from any Work performed by the employee for the employer.”
     7. PATENT APPLICATIONS
          If the Company files an original United States patent application covering any invention of which I am a named inventor, I will receive an inventor’s fee of $100.
     8. PRIOR CONTRACTS
          I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me. I further represent that I have no other employments, consultancies, or undertakings which would restrict and impair my performance of this Agreement.
     9. AGREEMENTS WITH THE UNITED STATES GOVERNMENT AND OTHER THIRD PARTIES
          I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.
     10. NO EMPLOYMENT AGREEMENT
          I agree that unless specifically provided in another writing signed by me and an officer of the Company, my employment by the Company is not for a definite period of time. Rather, my employment relationship with the Company is one of employment at will and my continued employment is not obligatory by either myself or the Company.

     11. MISCELLANEOUS
          11.1 Governing Law
          This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.
          11.2 Enforcement
          If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement, shall be deemed valid, and enforceable to the full extent possible.
          11.3 Injunctive Relief; Consent to Jurisdiction
          I acknowledge and agree that damages will not be an adequate remedy in the event of a breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I hereby submit myself to the jurisdiction and venue of the courts of the State of California for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company.
          11.4 Arbitration
          I further agree that the Company, at its option, may elect to submit any dispute or controversy arising out of or related to’ this Agreement for final settlement by arbitration conducted in Santa Clara County or San Mateo County in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators shall be specifically enforceable and may be entered in any court having jurisdiction thereof.
          11.5 Attorneys’ Fees
          If any party seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non prevailing party shall pay all costs and expenses of the prevailing party.
          11.6 Waiver
          The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
          11.7 Binding Effect
          This Agreement shall be binding upon and hall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties.
          11.8 Headings
          The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.
          11.9 Entire Agreement: Modifications
          This Employee Confidential Information, and Inventions Agreement contains the entire agreement between the Company and the undersigned employee concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

IN WITNESS WHEREOF, I have executed this document as of the 4th day of June 2002.

/s/ John R. Sluis
Employee

RECEIPT ACKNOWLEDGED: CEPHEID
By	/s/ E. Heywood

California Labor Code
§ 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual ox demonstrably anticipated research or development of the employer.
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
Added Stats 1979 ch 1001 § 1; Amended Stats 1986 ch 346 § 1.

SCHEDULE 6
(Excluded Inventions, Improvements, and
Original Works of Authorship)

Identifying Number or
Title	Date	Brief Description

EXHIBIT A
CEPHEID
TERMINATION CERTIFICATION
          This is to certify that I do not have in my possession, nor have I. failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Cepheid, its subsidiaries, affiliates, successors, or assigns (together, the “Company”).
          I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Inventions Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.
          I further agree that, in compliance with the Employee Confidential Information and Inventions Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Employee Confidential Information and Inventions Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.
Date: 12/31/07

/s/ John R. Sluis
Employee’s Signature

John R. Sluis
Type/Print Employee’s Name